Exhibit 99.1

News Release

Contact: Lauren Coartney
858.513.9240 x11636 Lauren.Coartney@bpiedu.com

Merger of University of the Rockies into Ashford University Finalized
U.S. Department of Education approves addition of University of the Rockies degrees to Ashford University’s program offerings and the closing of University of the Rockies

SAN DIEGO (November 1, 2018) - Bridgepoint Education announced today that following the approval by the WASC Senior College and University Commission (WSCUC) on June 29, 2018, to merge Ashford University and University of the Rockies, the United States Department of Education (Department) approved all the programs that were offered at University of the Rockies to be eligible for Title IV of the Higher Education Act at Ashford University effective October 5, 2018. The Department closed University of the Rockies on October 29, 2018. Along with the required corporate filings, this completes the merger of Ashford University and University of the Rockies.
Merging the two universities into one brings together Ashford’s associate and baccalaureate programs, both universities’ master’s programs, and University of the Rockies’ doctoral programs under the Ashford University name.
“We are pleased to have received this final approval, and to proceed with the transition of combining our two institutions into a single, strengthened university,” said Andrew Clark, president and CEO of Bridgepoint Education. “While each institution had quality programs and excellent faculty in common, students formerly at University of the Rockies will benefit from the expanded student services of Ashford University, while Ashford students stand to gain from the expanded degree pathways offered through Rockies. The resulting institution is stronger together for all our students.”
About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) harnesses the latest technology to reimagine the modern student experience through programs, technologies, and resources representing a unique model for advancing education in the 21st century. Bridgepoint stands for greater access, social learning, and exposure to leading minds. For more information, visit www.bridgepointeducation.com or www.facebook.com/BridgepointEducation.